Exhibit 10.25

REAL ESTATE LEASE

The Real Estate Lease (“Lease”) is made as of this 24th day of June, 2015, by and between Florida East Coast Railway, L.L.C.; a Florida limited liability company having an address of 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256 (“Railway”) and ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company, whose business address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida 33134, (“Lessee”).

1.             Leased Premises: Railway hereby leases to Lessee and Lessee hereby leases from Railway under the terms and conditions set forth in this Lease, the following described property:

SEE EXHIBIT A
[Attached hereto and made a part hereof]

All as shown on Railway’s Drawing attached hereto as Exhibit B and made a part hereof (collectively with any buildings, facilities and improvements currently or in the future located on the described property, the “Leased Premises”).

2.             Term

The initial term of this Lease shall be from June 24, 2015 through October 23, 2015 (the “Initial Term”); provided, however, that Lessee shall have no right to possession of the Leased Premises until Lessee has provided Railway with a certificate of insurance evidencing the insurance coverages Lessee is obligated to maintain pursuant to this Lease.

This Lease shall automatically renew after the expiration of the Initial Term and any renewals thereof, for an additional one (1) month period (the “Renewal Term”) unless terminated at least thirty-(30)-days before the expiration of the Initial Term or Renewal Term, as the case may be, by furnishing written notice of termination to the other party. Unless Railway indicates otherwise in writing, the covenants and conditions of the Lease in force during the Initial Term, as the same may be modified from time to time, shall continue to be in effect during all Renewal Terms. Except as set forth in this paragraph 2, Lessee shall have no expectation of renewal and this Lease may be terminated in accordance with its terms regardless of the length of time Lessee has occupied the Leased Premises, or the construction by Lessee of any buildings, structures, works, paving, barricades or the placement of Lessee’s personal property on the Leased Premises.

County: PALM BEACH	File No. 298-1007

3.             Rent

(a)	Rent

During the Initial Term of this Lease, the Lessee shall pay to the Railway a monthly rental in advance on or before the 1st day of each term month, plus all sales or use taxes levied by any governmental body for the use or occupancy of the Leased Premises (“Sales and Use Tax”), as set forth below:

Effective Date	Base Rental
June 24, 2015	$21,705.00

Rent shall be paid to Railway at Florida East Coast Railway L.L.C., P.O. Box 743125, Atlanta, GA 30374-3125 or as otherwise indicated on invoices. The requirement to pay rent and other payments shall survive expiration or termination of this Lease until all Lessee’s Property (as defined in paragraph 14 hereof) is removed from the Leased Premises in accordance with this Lease and the requirements of paragraph 14 of this Lease are met.

(b)     Additional Charges

If Lessee’s presence or activities on the Leased Premises causes Railway to incur costs for cleaning, trash removal, inspections, or like expenses, Lessee agrees to pay such cost to Railway on demand, the amount of such costs incurred by Railway. Notwithstanding the foregoing, Lessee will pay on demand the greater of the actual inspection costs or $350.00 for any inspection conducted by Railway or its agents on the Leased Premises the results of which show, in Railway’s sole determination, a violation of this Lease or any federal, state or municipal law or regulation. Lessee shall also pay on demand the greater of the actual inspection costs or $350.00 for any follow-up inspections related to the violation.

(c)     Late Charge

                    If any rent or other payment due under this Lease is not received by Railway within ten (10) days of the due date of such payment, Lessee shall pay, in addition to such payment a late charge equal to the greater of five percent (5%) of the payment which is past due or Two Hundred Fifty and No/100 Dollars ($250.00). If any payment due from Lessee shall remain overdue for more than ten (10) days, interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of eighteen percent (18%) per annum or the highest rate permitted by law. Interest on the past due amount shall be in addition to and not in lieu of the five percent (5%) late charge or any other remedy available to Railway.

4.	Utility Charges, Taxes, Document Stamps

(a)	Utility Charges

All charges on the Leased Premises for all utilities, including but not limited to water, electricity, gas, heat, stormwater, and sewers and for taxes on Lessee’s improvements, shall be paid by the Lessee within thirty (30) days after date of invoice.

(b)	Ad Valorem Taxes

Lessee agrees to pay, within thirty (30) days after presentation unto Lessee by Railway, bills for all special assessments, ad valorem taxes and any other taxes of whatsoever kind or nature levied by the United States of America, State of Florida, any county, municipality or special taxing district organized and existing under the laws of the State of Florida, upon any of the Leased Premises on a pro-rated basis. All taxes and special assessments, payable on an annual basis, are to be pro-rated by the parties hereto for the year during which this Lease is made, as well as the year in which the same may be terminated.

(c)	Document Stamps

Lessee shall pay any necessary documentary stamp taxes required to be affixed to this lease under the laws of the United States of America, the State of Florida, or both.

(d)	Sales and Use Tax, Personal Property Tax

Lessee will pay all Sales and Use Taxes and all personal property taxes that may be levied or assessed against the personal property of the Lessee.

5.	As Is, Maintenance

Railway MAKES NO WARRANTY, REPRESENTATION OR UNDERTAKING, EXPRESSED OR IMPLIED AS TO THE CONDITION OF THE LEASED PREMISES and Lessee, at its sole cost and expense, hereby agrees to put the Leased Premises in such condition for its proposed use and to maintain them in their entirety. The Leased Premises is leased as it currently exists in an AS IS condition and the Lessee, who has inspected the Leased Premises prior to entering into this Lease, accepts the Leased Premises as is and shall henceforth be responsible for any and all repairs and maintenance to the land and any buildings, facilities and improvements located thereon. Lessee shall perform all work required for the preparation of the Leased Premises for occupancy by Lessee, in the absence of any special provision herein contained to the contrary, and Lessee does hereby accept the Leased Premises as now being in fit and leaseable condition for all purposes of Lessee.

Lessee will keep the Leased Premises free and clear of any and all trash, brush and debris of any kind, so as to prevent the trash, brush and debris from becoming dangerous, flammable or objectionable by ensuring all of such is removed from the property on a regular basis. Railway shall have no duty to inspect or maintain any the Leased Premises during the term of this Lease.

Lessee shall have no claim of any kind or description for damages to goods, wares, personal property or merchandise on the Leased Premises from any cause whatsoever, INCLUDING FIRE, STORM, CASUALTY OR ACT OF GOD, OR NEGLIGENCE OF RAILWAY UNLESS CAUSED BY THE WILLFUL OR INTENTIONAL ACTS OF RAILWAY.

6.	Lessee’s Compliance With Law

(a)	Zoning and Use Regulation

Lessee will release Railway from any loss, claim or damage which Lessee may sustain arising directly or indirectly by reason of either existing or future zoning or other regulations promulgated by any governmental agency which may adversely affect use by Lessee of the Leased Premises. Lessee shall assume all responsibility for procuring or complying with any ordinance, resolution, order, permit, consent or other such regulation, promulgated by any governmental agency whatsoever, for building or otherwise, required for the use of the Leased Premises or for the construction of any facilities upon the Leased Premises. Lessee shall indemnify, defend and hold harmless Railway from any loss, claim or damage suffered by Railway for Lessee’s failure to properly and completely perform this responsibility,

(b)	Other Regulation

Lessee shall comply with all federal, state and municipal regulations as to health, safety, zoning, police, nuisance, fire, water, liquid, solid waste and hazardous waste, highways sidewalks and other matters, and with the regulations of all persons or corporations supplying water, gas, heat, electricity or steam on the premises, and shall indemnify the Railway against all fines, penalties, expense, damages and costs for violation thereof. Lessee is solely responsible for obtaining any and all federal, state and local licenses, permits, or other authority for its use of the premises and shall indemnify and hold harmless Railway against all fines, penalties, expenses, damage and costs for violation of or failure to comply with any federal, state or local laws or regulations. The provisions of this Paragraph 6 shall survive the expiration or any termination of this Lease.

7.	Hazardous Materials

Lessee will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, above, to, or from the Leased Premises except that Hazardous Materials may be used on or transported across the Leased Premises as necessary in connection with the use of the Leased Premises as a Running Repair Facility (as defined in Section 11) and the customary maintenance of the Leased Premises provided that same are used, stored and disposed of in strict compliance with applicable laws. For purposes of this provision, the term “Hazardous Materials” will mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any federal, state or local laws.

If Lessee’s activities at the Leased Premises or Lessee’s use of the Leased Premises (a) results in a release of Hazardous Materials that is not in compliance with applicable laws or permits issued thereunder; (b) gives rise to any claim or requires a response under common law or applicable laws or permits issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, then Lessee shall, at its sole cost and expense: (i) immediately provide verbal notice thereof to Railway as well as notice to Railway in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (i) promptly take all action in response to such situation required by applicable laws, provided that Lessee shall first obtain Railway’s approval of the non-emergency remediation plan to be undertaken. The provisions of this Paragraph 7 shall survive the expiration or any termination of this Lease.

8.	Inspection and Access by Railway

Railway shall have the right, at reasonable times and upon reasonable prior notice to Lessee, to enter the Leased Premises for the purpose of examining and inspecting the condition of the Leased Premises and to evaluate Lessee’s compliance with the terms and conditions of this Lease. Railway shall have the right at all times to enter the Leased Premises without prior notice to Lessee and take action in the event of any emergency affecting the Leased Premises, including but not limited to leakage of Hazardous Materials or other materials from or onto the Leased Premises, the detection of odors that appear to be coming from the Leased Premises, suspected illegal activity on or use of the Leased Premises or like activities or events Lessee hereby releases and holds Railway harmless from any action taken by Railway to access the Leased Premises under the conditions set forth herein and/or to control or respond to any emergency affecting the Leased Premises.

9.	Signs

Lessee shall not place any signs on the Leased Premises except with the prior written consent of the Railway, including consent as to location and design, which may be withheld in Railway’s sole discretion. Any and all such approved signs shall be installed and shall be maintained by Lessee, at its sole cost and expense and shall be in compliance with all applicable laws. Lessee shall be responsible to Railway for the installation, use, or maintenance of said signs and any damage caused thereby. Any signs on the Leased Premises shall be considered part of Lessee’s Property for purposes of Paragraph 14 hereof and Lessee shall remove said signs in accordance with same prior to termination or expiration of the Lease.

10.	INDEMNIFICATION

A.	Indemnification

Lessee hereby agrees to indemnify, defend and hold harmless Railway from and against any and all liability for any loss, injury or damage, including, without limitation, damage to the Leased Premises or to Lessee’s property, consequential damage, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Railway by any person whomsoever that occurs on or in (i) the Leased Premises, or (ii) any lands, buildings, structures, access areas or the like adjacent to the Leased Premises, as a result of or arising from or related in any way to the acts or failure to act of Lessee, its employees, agents or contractors, including any failure to comply with the terms and conditions of this Lease, or the presence of Lessee, its employees, agents or contractors, or the property of any of the same, on the Leased Premises or adjacent areas, and REGARDLESS OF THE CAUSE AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE FAULT, FAILURE OR NEGLIGENCE OF RAILWAY. The commercial liability insurance that Lessee is required to carry pursuant this Lease shall include coverage of the foregoing contractual indemnity. The provisions of this paragraph 10.A. shall survive the expiration or any termination of this Lease.

B.	Lessee’s Insurance

Lessee will throughout the Initial Term and any Renewal Terms (and any other period when Lessee is in possession of the Leased Premises or has failed to comply with the requirements of paragraph 14 of this Lease) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Leased Premises, in the amounts specified with deductible amounts reasonably satisfactory to Railway:

(1)           Commercial General Liability Insurance. Commercial general liability (“CGL”) insurance covering claims arising from personal injury, death and property damage with minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Leased Premises or arising out of the maintenance, use or occupancy thereof. The CGL policy shall include contractual liability coverage of all such liabilities arising pursuant to the Lease.

(2)           Comprehensive Automobile Liability Insurance. Comprehensive automobile liability insurance with a limit of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000 for both owned and non-owned vehicles.

(3)           Excess Liability Insurance. Lessee shall also carry and maintain umbrella liability insurance with a limit of not less than $4,000,000.00 per occurrence.

(4)           Property Insurance. Extended or broad form coverage property insurance including plate glass coverage on a replacement cost basis, with coverage equal to not less than ninety percent (90%) of the full replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Lessee, and all other contents located or placed in the premises. In the event any casualty occurs, Lessee agrees to pay the difference between the insurance coverage required to be maintained hereunder and an insurance policy offering coverage of one hundred percent (100%) of the full replacement value of the property described in this subparagraph.

(5)           Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance covering all employees of Lessee, as required by the laws of the State of Florida and Employers’ Liability coverage subject to a limit of no less than $500,000 each employee, $500,000 each accident, and $1,000,000 policy limit.

(6)           Policy Form. All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M Best’s rating of A-, Class IX, or otherwise approved in advance by Railway; (ii) name Railway and Railway’s property manager as additional insured; (iii) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Railway or any mortgagee of Railway; (iv) have all railroad exclusions removed, and (v) contain an obligation of the insurers to notify the Railway by certified mail not less than thirty (30) days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on the Railway’s standard form or, if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Lessee’s insurer as being complete and current, shall be delivered to the Railway prior to Lessee’s use of the Leased Premises hereunder and promptly upon request. If Lessee fails to deliver the required certificates or certified policies, fails to take out or to keep in force any insurance required hereunder, or should any such insurance not be approved by either the Railway or any mortgagee, then Railway has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of the Lessee, and all outlays by the Railway shall be paid by the Lessee to the Railway without prejudice to any other rights or remedies of Railway under this Lease. Lessee shall not keep or use in the Leased Premises any article that may be prohibited by any fire, casualty or other insurance policy in force from time to time covering the Leased Premises.

C.	Claims Handling

If a claim or action is made or brought against either party and for which the other party may be responsible hereunder in whole or in part, such other party shall be notified and permitted to participate in the handling or defense of such matter.

11.	Purpose of Lease

The premises shall be used only for the purpose of development and operation of a running repair facility for passenger rail equipment (the “Running Repair Facility”).

12.	No Interference with Railway Operations, Reservation of Rights

The Railway and the Lessee acknowledge that contained within the Leased Premises are two existing tracks, the “FECR Intermodal Tracks”, that are intended to serve inbound and outbound rail traffic to and from the remainder of Railway’s property lying west of the Leased Premises, as well as to serve inbound and outbound rail traffic to and from the Leased Premises on tracks that Lessee intends to install on the Leased Premises after taking possession of the Leased Premises. The Lessee’s use of the FECR Intermodal Tracks shall not in any way, or at any time, interfere with or obstruct the use of the FECR Intermodal Tracks and the remaining land of the Railway by the Railway, its agents, employees, patrons or assigns. The Lessee will not discharge surface water upon any other Railway property and railroad tracks of the Railway and Lessee hereby expressly releases the Railway from liability for any surface water flowing naturally across Railway’s property. Lessee further agrees not to alter the leased premises so as to cause water to drain or flow onto Railway’s property nor so as to cause an undermining of the adjacent property.

Lessee shall not have or assert any claim or demand whatsoever for compensation or damages to the Leased Premises or to any improvements now or hereafter erected or property located thereon which may be caused by the operation, maintenance, repair, relocation, or removal of Railway’s railroad or which may be caused by vibration resulting from the operation of said railroad and Lessee releases Railway from any liability for any such damage.

Unless specifically set forth in this Lease, no right of way, expressed or implied, over remaining property of Railway for the benefit of the Leased Premises is granted by this Lease.

It is understood between the parties hereto that Railway reserves unto itself, its successors, permittees, licenses, or other persons, the right to construct and maintain other facilities, including but not limited to pipelines and/or communication cables, over and across the Leased Premises, and further, that Lessee shall take no measures to interfere with the construction or maintenance of said facilities and shall at all times allow ingress and egress to the Leased Premises by Railway and its successors, permittees, licensees or other persons provided that such shall not unreasonably interfere with Lessee’s use of the Leased Premises as a Running Repair Facility.

Lessee acknowledges that the Leased Premises may contain fiber optic communication systems, Railway signal and train control cables and other utilities. Prior to any digging or subgrade work on the leased premises, you must call SUNSHINE for utility locations at 1-800-432-4770 and the Railway Signal Department at 1-800-342-1131 X2377 for signal and train control cable locations. Proper notification is required for cable locations and field inspections to protect against damages.

13.	Termination

                Intentionally omitted.

14.	Condition of Premises on Termination

The Lessee shall not mutilate, damage, misuse, or alter, the Leased Premises, except as provided by the terms of Paragraph 15 of this Lease, but shall keep the same in good condition and repair. Any and all repairs, alterations or improvements made on the Leased Premises by Railway at Lessee’s request shall be at Lessee’s expense unless otherwise expressly agreed in writing.

Except as otherwise set forth herein, upon the termination or expiration of the Lease, Lessee shall surrender the Leased Premises to Railway in condition that existing at the time Lessee took possession. Prior to termination or expiration of this Lease Lessee shall properly remove all trash, debris, and other waste materials from the Leased Premises. If Lessee is not then in default and if the personal property of Lessee on the Leased Premises (the “Lessee’s Property”) is not then subject to any other rights, liens or interests of Railway or if removal is not prohibited by law, Lessee shall also properly remove Lessee’s Property prior to termination or expiration of this Lease. If Lessee is in default or Lessee’s Property is subject to any other rights, liens or interest of Railway, then Lessee shall remove only such of Lessee’s Property as Railway shall direct. In addition, if Railway so directs Lessee shall remove any other property on the Leased Premises placed on the Leased Premises by or for Lessee during the Lease term (the “Additional Property”). In no event, however, shall Lessee remove any of the following materials or equipment unless Railway directs otherwise in writing: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners, or any other heating or air conditioning equipment; fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment and decorations, structures, foundations, concrete, asphalt or fencing (collectively, “Fixtures”). Should Railway direct Lessee to remove any or all of the Fixtures placed on the Leased Premises by Lessee, Lessee shall properly remove such Fixtures prior to termination or expiration of this Lease. The removal of Lessee’s Property, the Additional Property and the Fixtures shall be at Lessee’s sole cost and expense. Lessee shall repair, at Lessee’s expense, any damage to the Leased Premises caused by the removal of any of Lessee’s Property, the Additional Property or the Fixtures. If Lessee fails to remove Lessee’s Property, the Additional Property or the Fixtures, in addition to the payment requirements set forth in paragraph 3 hereof, at Railway’s option all or part of Lessee’s Property, the Additional Property and/or the Fixtures will become the property of Railway and/or at Railway’s option, Railway may cause removal of all or part of Lessee’s Property, the Additional Property and/or the Fixtures from the Leased Premises and/or storage thereof. The reasonable cost or expense of removal and/or storage of any of Lessee’s Property, Additional Property or Fixtures shall be paid by Lessee to Railway forthwith upon demand for same.

15.	Lessee Improvements

Lessee will not erect or cause to be erected any building or other structure, and will not make or allow to be made any alterations in or to the Leased Premises (collectively, the “Alterations”) without first obtaining the written consent of Railway, which consent may be granted or withheld in Railway’s sole discretion, with it being understood that Railway acknowledges that Lessee will be constructing a Running Repair Facility on the Leased Premises. Railway may require Lessee to provide demolition and/or lien and completion bonds in form and amount satisfactory to Railway. All Lessee Alterations will be accomplished in a good and workmanlike manner at Lessee’s sole expense, in conformity will all applicable laws by a licensed and bonded contractor approved in advance by Railway, such approval of contractor not to be unreasonably withheld. All contractors working on Alterations shall carry workers’ compensation insurance, commercial general liability insurance, automobile insurance and excess liability insurance in amounts reasonably acceptable to Railway and shall deliver a certificate of insurance evidencing such coverages to Railway prior to commencing work in the Leased Premises. Upon completion of any such work, Lessee shall provide Railway with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials. Any Alterations to the Leased Premises made by or installed by either party hereto will remain upon and be surrendered with the Leased Premises and become the property of Railway upon the expiration or earlier termination of this Lease without credit to Lessee; provided, however, Railway, at it option, may require Lessee to remove or repair any Alterations to restore the Leased Premises to the condition existing at the time Lessee took possession, with all costs of removal, repair, restoration, or alterations to be borne by Lessee. This clause will not apply to moveable equipment, furniture moveable trade fixtures, or other personal property owned by Lessee, which shall be considered Lessee’s Property for purposes of paragraph 14 and shall be removed by Lessee in accordance with Paragraph 14. Lessee will have no authority or power, express or implied, to create or cause any construction lien or mechanics’ or materialmen’s lien or claim of any kind against the Leased Premises or any portion thereof or any Railway property. Lessee will promptly cause any such liens or claims to be released by payment, bonding or otherwise within thirty (30) days after request by Railway, and will indemnify Railway against losses arising out of any such claim including, without limitation, legal fees and court costs. NOTICE IS HEREBY GIVEN THAT RAILWAY WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER LESSEE, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF RAILWAY IN THE PREMISES. LESSEE WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY LESSEE PROVIDING LABOR, SERVICES OR MATERIAL TO THE LEASED PREMISES.

16.	Assignment

Lessee may assign this lease to a subsidiary of AAF Holdings LLC without Railway’s consent. Subject to the foregoing, Lessee will not assign this Lease, in whole or in part, or sublease the Leased Premises, in whole or in part, without the prior written consent of Railway, which consent is in Railway’s sole discretion and subject to Railway’s right of recapture set forth below, and in no event will Lessee be released from any obligation or liability under this Lease following any such assignment or sublease. No sublessee of the Leased Premises or any portion thereof, may further assign or sublease its interest in the Leased Premises or any portion thereof. All legal fees and expenses incurred by Railway in connection with the review by Railway of Lessee’s requested assignment or sublease pursuant to this paragraph, together with any legal fees and disbursements incurred in the preparation and/or review of any documentation, will be paid by Lessee within thirty (30) days of invoice for payment thereof, as additional rent. If the rent due and payable by any assignee or sub lessee under any permitted assignment or sublease exceeds the rent payable under this Lease for such space, Lessee will pay to Railway all such excess rent and other excess consideration within ten (10) days following receipt thereof by Lessee.

17.	Fencing

                Unless Railway agrees otherwise, before use of the property by Lessee, Lessee shall erect a barricade or fence of a type acceptable to Railway, along all boundaries of the herein leased ground space, and thereafter shall maintain, repair and/or replace said barricade or fence at Lessee’s sole cost and expense. When the barricade or fence is in place, and to expedite the inspection of it, Lessee shall notify Railway’s Lease Administrator, as follows:

Craig W. Olson Vice President Parallel Infrastructure, LLC 4601 Touchton Road East Building 300, Suite 3200 Jacksonville, Florida 32246 (904) 450-4830

In the event Lessee does not notify Railway that the barricade or fence is in place within thirty- (30)-days after execution of this Lease, Railway, in its sole discretion, may terminate this Lease upon notice to Lessee and Lessee shall immediately vacate and surrender the Leased Premises in accordance with the requirements of this Lease.

18.	Care Around Tracks

Lessee shall adopt, monitor and enforce reasonable rules and regulations for the conduct of Lessee’s employees, patrons, agents and contractors (including employees thereof) or any other persons using the Leased Premises to protect them from injury while on, about or near any track on or adjoining the Leased Premises.

19.	Destruction or Damage to Leased Premises

If the Leased Premises (which shall not include Lessee’s Property or property of a third party) are at any time materially damaged or destroyed by fire or other Acts of God preventing all use of the Leased Premises by Lessee for the purposes set forth in this Lease and the extent of such damage or destruction does not in any way result or arise from the acts or failure to act of Lessee, its employees, agents, invitees, visitors, customers, assignees, sub lessees, contractors or subcontractors, Railway shall have sixty (60) days from such damage or destruction to determine in its sole discretion and inform Lessee whether Railway will restore the Leased Premises to substantially the condition that existed immediately prior to the occurrence of the casualty. If Railway determines not to restore the Leased Premises, it will notify Lessee and Lessee’s sole remedy shall be to terminate the Lease upon prior written notice to Railway. If Railway elects to rebuild it will give Lessee its reasonable estimation of the time it will take to restore the Leased Premises. If in Railway’s reasonable estimation, the Leased Premises cannot be restored within two hundred forty (240) days of such damage or destruction, then either party may terminate this Lease by written notice to the other party. Subsequent to Railway’s determination to restore the Leased Premises, and until the restoration of the Leased Premises is complete, there shall be an abatement of the rent. If the damage or destruction was caused by or increased in any way by the acts or failure to act of Lessee, its employees, agents, invitees, visitors, customers, assignees, sublessees, contractors or subcontractors, or if all or part of the Leased Premises may be used for the purposes set forth in this Lease, then Lessee shall be responsible for promptly returning the Leased Premises to their former condition and there will be no abatement of rent.

20.	Default

(a)	DEFAULT. The following will be events of default by Lessee under this Lease:

(1)          Failure to pay when due any installment of rent or any other payment required pursuant to this Lease;

(3)          Failure to obtain and maintain the insurance required under this Lease;

(4)          The filing of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law; an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due, or the appointment or a receiver or trustee for all or substantially all of the assets of Lessee; the foregoing shall also apply to all guarantors, if any;

(5)           A transfer in fraud of creditors or an assignment for the benefit of creditors, by Lessee or any Guarantor;

(6)          Any act which results in a lien being filed against all or a portion of the Leased Premises;

(7)          The liquidation, termination or dissolution of Lessee or any Guarantor, or, if Lessee or any Guarantor is a natural person, the death of Lessee or such Guarantor;

(8)          Failure to cure any non-monetary provision of this Lease within 20 days after written notice thereof to Lessee.

(b)          REMEDIES. In the event of any default hereunder by Lessee, then without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, the Railway shall have the following rights and remedies, which are cumulative and not alternative:

(1)          Railway may terminate this Lease by notice to Lessee and retake possession of the Leased Premises for Railway’s account. Lessee shall then quit and surrender the Premises to Railway in accordance with the requirements of this Lease. Lessee’s liability under all of the provisions of this Lease shall continue notwithstanding any expiration and surrender, or any re-entry, repossession, or disposition hereunder, including to the extent legally permissible, payment of all rent and other charges until the date this Lease would have expired had such termination not occurred and the surrender of the Leased Premises in accordance with the requirements of this Lease. If Railway so elects, rent may be accelerated and Lessee shall pay Railway damages in the amount of any and all sums that would have been due for the remainder of the Initial Term or any Renewal Term.

(2)          Railway may enter the Leased Premises as agent of the Lessee to take possession of any property of the Lessee on the Leased Premises, to store such property at the expense and risk of the Lessee or to sell or otherwise dispose of such property in such manner as the Railway may see fit without notice to the Lessee. Railway shall not be liable in any way in connection with its actions pursuant to this section, to the extent that its actions are in accordance with law.

(3)          Railway may relet all or any part of the Leased Premises for all or any part of the unexpired portion of the term of this Lease or for any longer period, and may accept any rent then attainable; grant any concessions of rent, and agree, at Lessee’s expense, to paint or make any special repairs, alterations, and decorations for any new lessee as it may deem advisable in its sole and absolute discretion. Railway shall be under no obligation to relet or to attempt to relet the Leased Premises greater than that imposed by law.

(4)          Railway may remedy or attempt to remedy any default of the Lessee under this Lease for the account of the Lessee and to enter upon the Leased Premises for such purposes. No notice of the Railway’s intention to perform such covenants need to be given. Railway shall not be liable to the Lessee for any loss or damage caused by acts of the Railway in remedying or attempting to remedy such default and the Lessee shall pay to the Railway all expenses incurred by the Railway in connection with remedying or attempting to remedy such default. Any expenses incurred by Railway shall accrue interest from the date of payment by Railway until repaid by Lessee at the highest rate permitted by law.

(c)	COSTS.

Lessee shall pay to Railway on demand all costs incurred by Railway, including reasonable attorneys’ fees and costs, (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Railway in enforcing any of the obligations of Lessee under this Lease. In addition, upon any default by Lessee, Lessee shall also be liable to Railway for the expenses to which Railway may be put in re-entering the Leased Premises, reletting the Leased Premises and putting the Leased Premises into the condition necessary for such reletting (including attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing), and any other expenses reasonably incurred by Railway.

(d)	WAIVER.

No delay or omission by Railway in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

(e)	DEFAULT BY RAILWAY.

In the event of any default by Railway of any material term of this Lease, Lessee will give Railway written notice specifying such default with particularity, and Railway shall have a period of thirty-(30)-days following the date of such notice in which to commence the appropriate cure of such default. If Railway fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Lessee may terminate this Lease upon written notice to Railway. Notwithstanding any provision of this Lease, Railway shall not at any time have any personal liability under this Lease, and Lessee’s sole remedy with respect thereto shall be termination of the Lease.

21.	Hold Over

In addition to and not limiting any other rights or remedies which Railway may have on account of Lessee holding over without written consent of Railway, Lessee shall pay to Railway any and all direct and consequential damages incurred by Railway on account of such unapproved holding over including claims by lessees entitled to future possession.

22.	Condemnation

If all or a portion of the Leased Premises shall be taken by public or quasi-public authority under any power of eminent domain or condemnation, this Lease, at the option of the Railway, shall forthwith terminate and the Lessee shall have no claim or interest in or to any award of damages for such taking.

23.	Quiet Enjoyment

If Lessee pays the rent and all other charges and fully performs all of its obligations under this Lease, Lessee shall be entitled to peaceful and quiet enjoyment of the Leased Premises for the full Term without interruption or interference by Railway or any person claiming through Railway.

24.	No Waiver or Modification

None of the provisions hereof shall be waived or modified, except by mutual agreement, in writing, and no alleged verbal or written inducement prior to execution nor subsequent verbal waiver, or modification, shall be binding under any circumstances. This lease constitutes the entire understanding of the parties and neither the failure of Railway to enforce each and every provision, nor any course of conduct by Railway shall be considered as a waiver of these provisions.

25.	Successors and Assigns

The provisions hereof shall be binding upon and inure to the benefit of the successor, executors, administrators and permitted assigns of the respective parties.

26.	Special Notice Regarding Radon Gas

Lessee is hereby notified that Radon Gas is a naturally occurring radioactive gas that, when accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over a period of time. Levels of Radon that exceed federal and state guidelines have been found in buildings in the State of Florida. Lessee is further notified that additional information regarding Radon Gas, and the testing for Radon Gas, may be obtained from the Public Health Units of the various counties.

27.	Restrictions

Lessee agrees that no plants, shrubbery, trees or other vegetation that would obstruct the view of motor vehicles or train crews using a crossing at grade, or interfere with the operation of trains, will be placed on the Leased Premises. In addition to the above restriction, no plants, shrubbery, trees or other vegetation having a height of more than two (2) feet will be placed within two hundred and fifty (250) feet of any at grade street crossing, and if such vegetation exceeds two (2) feet in height, the Railway may trim such vegetation to a two (2) foot height at Lessee’s expense. Plants, shrubbery, trees or other vegetation shall be trimmed by Lessee so as to maintain this distance from the centerline of the nearest track of twenty-five (25) feet and if such vegetation is closer than twenty-five (25) feet from the centerline of the nearest track, the Railway may trim or remove such vegetation so that no vegetation is within twenty-five (25) feet of the centerline of the nearest track at Lessee’s expense. This restriction in no way limits the indemnification requirements set forth in this Lease. Also, no plants, shrubbery, trees or other vegetation of a hazardous or noxious nature that might produce injury to any person coming in contact with said plants, shrubbery, trees or other vegetation will be placed upon the Leased Premises or any adjacent property by Lessee. The placement of any wells by Lessee on the Leased Property or any adjacent property is strictly prohibited.

28.	Notices

Any notice to be given or to be served upon any party hereunder, in connection with this Lease, must be in writing and must be given by certified or registered mail and shall be deemed to have been given and received when a certified or registered letter, containing such notice, properly addressed, with postage prepaid, is deposited in the U.S. Mail; or, if given otherwise than by certified or registered mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notices shall be addressed to the parties herein at the following addresses:

TO RAILWAY:	Craig W. Olson Vice President Parallel Infrastructure, LLC 4601 Touchton Road East Building 300, Suite 3200 Jacksonville, FL 32246

With Copy To:	Office of General Counsel Florida East Coast Railway, L.L.C. 7411 Fullerton Street Suite 300 Jacksonville, Florida 32256

TO LESSEE:	Adrian B. Share, P.E. Executive Vice President All Aboard Florida – Operations LLC 8529 South Park Circle, Suite 190 Orlando, FL 32819

With Copy To:	Office of General Counsel All Aboard Florida – Operations LLC 2855 LeJeune Road, 4th Floor Coral Gables, Florida 33134

29.	Governing Law

This Lease shall be governed by the laws of the State of Florida. In the event any suit, action or proceeding is brought be either party with respect to this Contract, such action, suit or proceeding shall be brought in any federal or state court located in Palm Beach County, Florida.

30.	Illegality

If any provision of this Lease shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

31.	Security Deposit

Upon the execution of this Lease, Lessee shall remit to Lessor a security deposit in the amount of $ None in cash or other form acceptable to Lessor in its sole discretion (the “Security Deposit”).

32.	Time is of the Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND ALL PROVISIONS CONTAINED HEREIN.

33.
Waiver of Trial by Jury. RAILWAY AND LESSEE HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

IN WITNESS WHEREOF, the parties have hereto set their names and seals this 9th day of September 2015.

Signed, sealed and delivered	FLORIDA EAST COAST RAILWAY, L.L.C. A Limited Liability Company

in the presence of:	By:	/s/ John Brenholt

/s/ Sandy Kelley	Title:	CFO	(SEAL)
Witness as to Railway

(Print Name)	Sandy Kelley	(Print Name)	John Brenholt

/s/ Sherry Jones	Attest:	/s/ Robert Ledoux
Witness as to Railway		Secretary

(Print Name)	Sherry Jones	(Print Name)	Robert Ledoux

Date of Execution:	9-9-2015

ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company

/s/ KC Slager	By:	/s/ P. Michael Reininger	(SEAL)

Witness as to Lessee	Title:	President

(Print Name)	KC Slager	(Print Name)	P. Michael Reininger

/s/ Carla Erazo	Attest:	/s/ Juan Godoy
Witness as to Lessee		Secretary

(Print Name)	Carla Erazo	(Print Name)	Juan Godoy

Date of Execution:	09.03.2015